EXHIBIT 10.4
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                 DEFERRED COMPENSATION AGREEMENT


     This Deferred Compensation Agreement ("Agreement") is entered effective July 1, 1995 by and between JOHN D. LOMAX ("Lomax") and INLAND RESOURCES INC. ("Inland").

     WHEREAS, Lomax and Inland entered into an Employment Agreement dated effective September 21, 1994; and

     WHEREAS, Inland desires to terminate such Employment Agreement pursuant to the provisions of Section 2.7 thereof; and

     WHEREAS, upon the effective date of this Agreement, the Employment Agreement shall be deemed terminated and superseded in its entirety, except that Sections 4 and 7 thereof shall survive such termination.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Effective as of the effective date of this Agreement, the Employment Agreement is terminated and of no further force or effect, except that the parties hereto expressly acknowledge and agree that Sections 4 and 7 of the Employment Agreement shall not be superseded by this Agreement and shall survive termination of the Employment Agreement as provided in said Sections 4 and 7.

     2. Inland hereby agrees to make deferred severance payments to Lomax in the aggregate amount of $142,205, payable as follows: $2,205 to be paid on July 7, 1995, with the balance of $140,000 to be paid at the rate of $70,000 per year, commencing July 21, 1995, in twenty-six equal payments per year of $2,692.31 each, payable in accordance with the regular bi-weekly payroll schedule of Inland. Inland will deduct and remit the employee portion of any payroll taxes from the gross amount of each check.

     3. Inland agrees to continue to retain Lomax on its current or any subsequent health insurance plan and pay Lomax's health insurance premiums through June 30, 1996. After that date, Lomax may apply for COBRA coverage as allowed by law.

     4. The parties hereto agree that unless Lomax notifies Inland in writing to the contrary, Inland will continue to deduct 401(k) contributions by Lomax, and match those contributions, during the term of this Agreement.

     5. Inland agrees to continue to maintain, until July 1, 1996, a term life insurance policy on the life of Lomax with a $100,000 death benefit to the beneficiary of Lomax, as designated by Lomax.

     6. Inland hereby transfers to Lomax ownership of the following equipment located in Laguna Beach, California: (i) a "D" size digitizer tablet with four button pack, (ii) a Houston instrument DPM-61 plotter, (iii) a MV Mp-6A Multipen module, and (iv) a H/P C1750A Scanjet IIc printer.
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     7.   In addition to the above payments, Inland further agrees to pay an additional $1,500 on Lomax's check payable July 21, 1995 to cover payments under Sections 2.3 of the Employment Agreement, such $1,500 payment to be reduced by any applicable employee payroll taxes as well.

     8. Each of the parties hereto represents and warrants to the other party hereto that:

          (a) Such party has full legal power and authority to enter into and perform this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with its terms will not result in the breach or termination of any provision of or constitute a default under any contract, agreement, instrument or other document to which such party is a party or by which such party or any of such party's property may be bound.

          (b) Each party that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly authorized under applicable state and federal laws to conduct its business as heretofore conducted, and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted; and the person signing this Agreement on behalf of such party has been duly authorized to sign this Agreement and any further agreements or instruments referenced herein.

          (c) This Agreement has been duly executed by, and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency or similar laws of general application affecting enforcement of rights of creditors and by general equity principles, including, but not limited to, those restricting specific enforcement.

     9. This Agreement may be executed in any number of counterparts, each and all of which shall be deemed for all purposes to be one agreement, and shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein, and cannot be amended without the written consent of the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     10. In the event this Agreement or the breach thereof gives rise to any litigation between the parties hereto, the prevailing party in such litigation shall be entitled to have and recover from the losing party costs of such litigation, including reasonable attorneys' fees, as may be determined by the court and judgment for the recovery of such cost, including attorneys' fees, shall be included in any final judgment or decree entered by the court where such litigation is brought.
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     EXECUTED to be effective as of the effective date first set forth above.



                                   INLAND RESOURCES INC.



                                   By:  ______________________________
                                        Kyle R. Miller, President



                                   ____________________________________
                                   John D. Lomax




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